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EXHIBIT 4.6

FIRST AMENDMENT TO LOAN AGREEMENT

    This FIRST AMENDMENT TO LOAN AGREEMENT (this "Amendment") is dated as of August 15, 2001 and entered into by and among UNOVA, INC., a Delaware corporation (the "Parent"), UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC., a Delaware corporation, INTERMEC TECHNOLOGIES CORPORATION, a Washington corporation, R&B MACHINE TOOL COMPANY, a Michigan corporation, J.S. MCNAMARA COMPANY, a Michigan corporation, M M & E, INC., a Nevada corporation, INTERMEC IP CORP., a Delaware corporation, and UNOVA IP CORP., a Delaware corporation (each individually, a "Borrower," and collectively, the "Borrowers") and the Lenders listed on the signature pages hereof (collectively, the "Lenders").

    WHEREAS, the Borrowers, the Lenders, and Special Value Investment Management, LLC, as administrative and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the "Agent") entered into that certain Loan Agreement, dated as of July 12, 2001 (the "Loan Agreement"; capitalized terms used in this Amendment without definition shall have the meanings given such terms in the Loan Agreement);

    WHEREAS, the Borrowers have requested certain amendments to the Loan Agreement; and

    WHEREAS, the Majority Lenders have consented to such request, all on the terms set forth herein;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Borrowers and the Majority Lenders agree as follows:

1.  Amendments to Loan Agreement.

    Subject to the terms set forth in this Amendment and in reliance on the representations and warranties of the Borrowers set forth in this Amendment, the Loan Agreement is hereby amended as follows:

    (a) Section 3.1(b)(i) of the Loan Agreement is hereby amended by inserting after the words "Designated Collateral" the following clause: ", except for sales in accordance with Section 7.9(b) to the extent that the Net Cash Proceeds received by the Borrowers in the then current Fiscal Year after giving effect to the subject sale are less than $5,000,000 (the "Excluded Net Cash Proceeds") and so long as the Excluded Net Cash Proceeds are used within 270 days after the sale of such Designated Collateral to acquire Equipment or to repair or restore existing Equipment, in each case, in the ordinary course of business".

    (b) Section 3.1(b)(iii) of the Loan Agreement is hereby amended by inserting after the words "Designated Collateral" the following clause: "to the extent such Net Cash Proceeds are not used to rebuild, reconstruct, or replace the affected Designated Collateral in accordance with the terms of the applicable Mortgage".

    2.  REPRESENTATIONS AND WARRANTIES OF THE BORROWERS.  In order to induce the Agent and the Majority Lenders to enter into this Amendment, the Borrowers represent and warrant to each Lender and the Agent that the following statements are true, correct and complete:

    (a) Each Borrower has the power and authority to execute, deliver and perform this Amendment. Each Borrower has taken all necessary action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Amendment. This Amendment has been duly executed and delivered by each Borrower, and constitutes the legal, valid and binding obligation of such Borrower, enforceable against it in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratoriums or other similar loans affecting the rights and remedies of creditors generally). The execution, delivery, and performance of this Amendment by each Borrower do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Borrower or any of its Subsidiaries, by reason of the terms of (i) any material mortgage, lease, indenture, contract, agreement or instrument to which such Borrower is a party or which is binding upon it, (ii) any Requirement of Law applicable to such Borrower, or (iii) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of any Borrower.

    (b) After giving effect to this Amendment, no event has occurred and is continuing or will result from the execution and delivery of this Amendment that would constitute a Default or an Event of Default.

    3.  EFFECT OF AMENDMENT.  From and after the date first above written, all references in the Loan Documents to the Loan Agreement shall mean the Loan Agreement as amended hereby. Except as expressly amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed.

    4.  APPLICABLE LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

    5.  COUNTERPARTS.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy) all of which taken together shall constitute but one and the same instrument.

[Signature pages follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by a duly authorized officer as of the date first above written.

"PARENT"
UNOVA, INC., a Delaware corporation
By:	/s/ ELMER C. HULL JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
"BORROWERS"
UNOVA, INC., a Delaware corporation		J.S. MCNAMARA COMPANY, a Michigan corporation
By:	/s/ ELMER C. HULL JR.	By:	/s/ ELMER C. HULL JR.
Name:	Elmer C. Hull Jr.	Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer	Title:	VP & Treasurer
UNOVA INDUSTRIAL AUTOMATION SYSTEMS, INC., a Delaware corporation		M M & E, INC., a Nevada corporation
By:	/s/ ELMER C. HULL JR.	By:	/s/ ELMER C. HULL JR.
Name:	Elmer C. Hull Jr.	Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer	Title:	VP & Treasurer
INTERMEC IP CORP., a Delaware corporation		INTERMEC TECHNOLOGIES CORPORATION, a Washington corporation
By:	/s/ ELMER C. HULL JR.	By:	/s/ ELMER C. HULL JR.
Name:	Elmer C. Hull Jr.	Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer	Title:	VP & Treasurer
R & B MACHINE TOOL COMPANY, a Michigan corporation
By:	/s/ ELMER C. HULL JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer

UNOVA IP CORP., a Delaware corporation
By:	/s/ ELMER C. HULL JR.
Name:	Elmer C. Hull Jr.
Title:	VP & Treasurer
"LENDERS"
SPECIAL VALUE BOND FUND, LLC
		By:	/s/ MARK K. HOLDSWORTH
		Name:	Mark K. Holdsworth
		Title:	Member
SPECIAL VALUE BOND FUND II, LLC
		By:	/s/ MARK K. HOLDSWORTH
		Name:	Mark K. Holdsworth
		Title:	Member
"LENDERS"
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
		By:	David L. Babson & Company Inc., as Investment Adviser
		By:	/s/ MICHAEL L. KLOFAS
		Name:	Michael L. Klofas
		Title:	Managing Director
MASSMUTUAL HIGH YIELD PARTNERS II LLC
		By:	HYP Management, Inc. as Managing Member
		By:	/s/ MICHAEL L. KLOFAS
		Name:	Michael L. Klofas
		Title:	Managing Director

"LENDERS"
TRINITY UNIVERSAL INSURANCE COMPANY
By:	/s/ ERIC J. DRANT
Name:	Eric J. Drant
Title:	Assistant Vice President
UNITED INSURANCE COMPANY OF AMERICA
By:	/s/ ERIC J. DRANT
Name:	Eric J. Drant
Title:	Assistant Vice President
THE RELIABLE LIFE INSURANCE COMPANY
By:	/s/ ERIC J. DRANT
Name:	Eric J. Drant
Title:	Assistant Vice President

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  EXHIBIT 4.6
FIRST AMENDMENT TO LOAN AGREEMENT